Exhibit 99.2

Gores Technology Partners, Inc. Completes

$275 Million Initial Public Offering

BOULDER, CO, March 16, 2021 – Gores Technology Partners, Inc. (the “Company”), a blank check company sponsored by an affiliate of The Gores Group, LLC, a global investment firm founded in 1987 by Alec Gores, and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 27,500,000 units, which includes 3,500,000 units issued pursuant to the partial exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $275,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the Nasdaq Capital Market under the ticker symbol “GTPAU” on March 12, 2021. Each unit consists of one share of the Company’s Class A common stock and one-fifth of one warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Capital Market under the ticker symbols “GTPA” and “GTPAW,” respectively.

Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are serving as joint book-running managers for the offering. The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick, 2nd Floor, New York, New York 10014, telephone: 866-718-1649 or email: prospectus@morganstanley.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at (800) 831-9146.

A registration statement relating to the securities became effective on March 11, 2021, in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Jennifer Kwon Chou

Managing Director, The Gores Group

(310) 209-3010

jchou@gores.com